SCHEDULE FOR COMPUTING TOTAL RETURN
                           PRINCOR BALANCED FUND, INC.
                                 CLASS A SHARES

The average annual total return quotation for the 1 and 5 year periods ending October 31, 1995 and for the period from December 18, 1987 (effective date) to October 31, 1995 is computed by finding the average annual compounded rate of return over the period that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                         P(1 + T)n = ERV

Where:       P      =    a hypothetical initial payment of $1000

             T      =    average annual total return

             n      =    number of years

           ERV      =    ending redeemable value of a hypothetical $1000
                         payment made at the beginning of the 1, 5, or 10 year periods at the end of the 1, 5, or 10 year periods (or fractional portion thereof).

The above calculation includes all recurring fees that are charged to all shareholder accounts.

The Fund's average annual total return for the 1, 5 and since inception periods ending October 31, 1995 is calculated as follows:


One Year Total Return:
----------------------

         $1,000(1 + T)1 = $1,088.20

Solve for T

         T = 8.82%


Five Year Total Return:
-----------------------

         $1,000(1 + T)^5 = $1,848.97

Solve for T

         T = 13.08%


Period From December 18, 1987 -
October 31, 1995:
-----------------

         $1,000(1 + T)^(2,874/365) = $2,049.25

Solve for T

         T = 9.54%